Exhibit 99.1
Zoom® Telephonics Reports Results for the Second Quarter of 2016

Boston, MA, July 28, 2016 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communications products, today reported financial results for the second quarter ended June 30, 2016 (“Q2 2016”).

Zoom reported net sales of $3.98 million for Q2 2016, up 53.4% from $2.59 million for the quarter ended June 30, 2015 (“Q2 2015”) and up 46.1% from $2.72 million for the quarter ended March 31, 2016 (“Q1 2016”). The sequential rise in sales from Q1 2016 to Q2 2016 was primarily due to increased sales for three Motorola brand products introduced by Zoom’s MTRLC subsidiary in Q1 2016.

Gross profit was 30.2% of net sales in Q2 2016, down from 32.9% in Q2 2015 and 30.7% in Q1 2016. The primary reason for the decline was a drop in some retail cable modem prices as well as the higher cost of goods associated with Motorola brand products.

Operating expenses were $2.17 million or 54.5% of net sales in Q2 2016 compared to $0.93 million or 35.9% of net sales in Q2 2015 and $1.56 million or 57.4% of net sales in Q1 2016. Q2 2016 operating expenses increased over Q2 2015 operating expenses primarily due to Motorola brand royalty payments which began in 2016, increases in personnel related to Motorola brand cable modems, increases in marketing and advertising costs to support Motorola brand products, and increased research and development expenses for certification of new Motorola products. Q2 2016 operating expenses increased over Q1 2016 operating expenses primarily due to increased Motorola brand royalty payments, increased advertising and promotion costs for Motorola brand products, and increased FCC and safety compliance costs for Zoom’s new Motorola cable modem products.

Zoom reported a net loss of $972 thousand or $0.07 per share for Q2 2016, compared to a net loss of $106 thousand or $0.01 per share for Q2 2015 and a net loss of $728 thousand or $0.05 per share for Q1 2016.

Zoom’s cash balance on June 30, 2016 was $96 thousand. Zoom had $606 thousand outstanding in bank debt on a line of credit that was recently increased to $2.5 million. Zoom had working capital of $3.0 million and a current ratio of 1.8 on June 30, 2016.

“In Q2 2016 we continued a significant ramp in sales due to our Motorola brand cable modems,” said Frank Manning, Zoom’s President and CEO. “We are now shipping four major Motorola brand cable modem products, and these are being well received in the market. By the end of July 2016 we will have significantly more shelf space than we did at the end of June 2016. We will continue to push for higher revenues by increasing shelf space of our existing products, new product introductions, and significant advertising.”

Zoom has scheduled a conference call for Thursday, July 28 at 5:00 p.m. Eastern Time. You may access the conference call by dialing (866) 706-2128 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 56338946. Shortly after the conference call a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.

  For additional information, please contact Investor Relations at Zoom Telephonics Inc., 99 High Street, Boston, MA 02110, telephone (617) 753-0897, email investor@zoomtel.com; or visit Zoom’s website at www.zoomtel.com/investor.

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Motorola, Zoom, and Hayes® brands. For more information about Zoom and its products, please see www.zoomtel.com

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
In thousands
(Unaudited)

	6/30/16	12/31/15

ASSETS

Current assets:

Cash	$96	$1,847
Accounts receivable, net	2,003	1,079
Inventories, net	3,791	2,785
Prepaid expenses and other	963	381

Total current assets	6,853	6,092

Property and equipment, net	185	205

Other assets	570	573

Total assets	$7,608	$6,870

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$606	$––
Accounts payable	2,391	1,423
Accrued expenses	902	293

Total current liabilities	3,899	1,716

Total liabilities	3,899	1,716

Stockholders’ equity:

Common stock and additional paid-in capital	38,356	38,100

Retained earnings (accumulated deficit)	(34,647)	(32,946)

Total stockholders’ equity	3,709	5,154

Total liabilities and stockholders’ equity	$7,608	$6,870

ZOOM TELEPHONICS, INC.

Condensed Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/16	6/30/15	6/30/16	6/30/15

Net sales	$3,977	$2,592	$6,698	$5,652
Cost of goods sold	2,776	1,740	4,663	3,843

Gross profit	1,201	852	2,035	1,809

Operating expenses:
Selling	1,300	384	2,046	793
General and administrative	413	254	882	503
Research and development	455	293	802	564
Total operating expenses	2,168	931	3,730	1,860

Operating profit (loss)	(967	(79)	(1,695)	(51)

Other income (expense), net	(4	(23)	(4)	(46)

Income (loss) before income taxes	(971	(102)	(1,699	(97)

Income tax expense (benefit)	1	4	1	4

Net income (loss)	$(972)	$(106)	$(1,700)	$(101)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.07)	$(0.01)	$(0.12	$(0.01)
Diluted Earnings (loss) per share	$(0.07)	$(0.01)	$(0.12)	$(0.01)

Weighted average number of shares outstanding:

Basic	13,722	7,997	13,661	7,991
Diluted	13,722	7,997	13,661	7,991

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